Exhibit 10e

VERIZON EXECUTIVE DEFERRAL PLAN

December 2008	Table of Contents

VERIZON EXECUTIVE DEFERRAL PLAN

Introduction

The Verizon Executive Deferral Plan (the “Plan” or “EDP”) provides an easy way for you to set aside for the future a portion of your annual base salary, your entire short-term incentive award and certain long-term incentive awards in order to defer current Federal, State and local income taxes (where applicable) and to receive valuable matching credits from Verizon (the “Company”). It reaches beyond the limits of a traditional 401(k) to provide additional value. For non-employee directors, it allows for the deferral of your annual cash retainer and associated meeting fees and equity compensation.

•

The EDP allows you to defer a portion of your annual base salary, all of your short-term incentive award or non-employee directors annual retainer and associated meeting fees and certain long-term incentive awards to the extent permitted by the terms of that award; and

•

The EDP also allows you to receive a Company match on the amounts you defer up to 6% of your eligible base salary and short-term incentive award, without any limitations imposed by the Internal Revenue Code. However, non-employee members of the board of directors are not eligible for a Company match, and the deferral of any long-term incentive awards that are deferred also will not be eligible for a Company match.

Because the EDP is an account-based plan, your benefit will equal the balance in a bookkeeping account kept for you under the Plan. In addition, the EDP offers a broad variety of hypothetical investment options and your account balance will increase or decrease depending on the performance of the investment options you choose. Therefore, you should exercise care when choosing among the hypothetical investment options available under the EDP.

The savings opportunities offered by the EDP allow you to set aside more money for your future than you could if you could make deferrals only under the management savings plan. Verizon expects these advantages to serve you well as you strive to meet your future financial goals.

You should be aware that the Plan succeeds the Verizon Income Deferral Plan (the “IDP”) and the Verizon Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Plan”), which were frozen as of December 31, 2004. If you were a participant in the IDP or the Directors’ Plan, vested amounts in your account in those plans as of December 31, 2004, remain in those plans and subject to the rules that govern those plans. However, in order to comply with changes in the law that were effective January 1, 2005, amounts credited to your IDP account that were not vested as of December 31, 2004, were transferred to the EDP and are now subject to the rules that govern EDP accounts generally.

This booklet summarizes the terms of the EDP. If you have any questions about your EDP benefits, please contact the Total Rewards department at 1-888-560-3669.

December 2008	Page 1

VERIZON EXECUTIVE DEFERRAL PLAN

Plan Highlights*

Nature of Plan and Benefit

Your Plan benefit is based on an account balance and will equal the value of that account balance when you receive payments from the Plan. The value of your account balance will increase or decrease based upon the performance of the hypothetical investment options you elect. The Plan is an unfunded, nonqualified benefit plan.

Deferrals for Active Participants

•      You can defer up to 100% of the portion of your base salary that exceeds the limit that the Internal Revenue Code imposes on funded, tax-qualified plans ($245,000 in 2009) (your “eligible base salary”).

•      You can defer up to 100% of your short-term incentive award or directors’ cash retainer and associated meeting fees.

•      You may also be able to defer up to 100% of your long-term incentive award or annual equity grant to the extent otherwise permitted under the terms of the award.

•      Generally, deferral elections for eligible base salary, long-term incentive awards (which include both Performance Stock Units (PSUs) and Restricted Stock Units (RSUs)) and directors’ fees for a year must be submitted during an enrollment period in November or December of the preceding year and cannot be changed after December 31 of that preceding year (or the last business day in December if earlier than the 31st). For example, if you make an election in December 2008 to defer a percentage of your 2009 eligible base salary, you cannot change that election after December 31, 2008, and it will remain in effect for all of your eligible base salary for 2009.

•      Generally, deferral elections for your performance-based short-term incentive award must be made during an enrollment period in May or June of the year in which the award is earned and cannot be changed after June 30 of that year (or the last business day in June if earlier than the 30th). For example, if you make an election in June 2008 to defer a percentage of your short-term incentive award earned in 2008 (and payable in 2009), you cannot change that election after June 30, 2008, and it will remain in effect for all of 2008.

•      If you were not eligible and are promoted or hired into an eligible position, you will generally be provided a 30-day window in which to submit your salary and/or incentive deferral elections, if appropriate. A similar rule applies to newly-appointed non-employee members of the board of directors.

Company Match

•      The Company will add a “Matching Credit” to your account if you defer eligible base salary and short-term incentive under the Plan. You will automatically be credited with $1.00 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer.

•      Discretionary, performance-related match: You may receive a matching credit of up to an additional $.50 for every $1.00 of the first 6% of eligible compensation you defer. This discretionary match will be based on the Company’s performance at the end of each year. Thus, your total company match can potentially be as high as $1.50 for every $1.00 of the first 6% of eligible base salary and short-term incentive you defer.

•      All Matching Credits are allocated to the Verizon Shares Fund, a hypothetical investment option that mirrors the return on the Company’s common stock.

•      Any deferrals of long-term incentive awards are not eligible for Company Matching Credits.

•      Non-employee members of the board of directors are not eligible for any Company Matching Credits.

December 2008	Page 2

VERIZON EXECUTIVE DEFERRAL PLAN

Account Options

Generally, you can elect to have your EDP account treated as if it were invested in any of the hypothetical investment options that mirror the performance of the investment options that are available under the Verizon Savings Plan for Management Employees or the Verizon Business Savings Plan for Management Employees, whichever applies to you. You can also elect to have your EDP account treated as if it were invested in an account that provides a return that mirrors the yield on certain corporate bonds.

Distributions from the Plan of Your Personal Deferrals

•       At the time you elect to defer, you must also elect when and how you would like to have your benefit distributed. You may elect one of the following distribution forms:

– One lump sum payment; or

– Annual installments (between 2 and 20 years).

•      Distributions can generally begin at separation from service (subject to a six-month delay for specified employees) or on a specified date either before or after your separation from service.

•      If you elect to receive a lump sum or to begin receiving installments on a specified date, the earliest you can receive a distribution is 2 years following the year in which the full amount of the deferral is credited to your account.

•      If you elect to receive a lump sum or to begin receiving installments at separation from service, your distribution election is irrevocable.

•      If you elect to receive a distribution based on a specific date, you can change your distribution elections provided that (1) you make the election change at least 12 months prior to the originally scheduled distribution date, (2) you delay the date you would have otherwise received each distribution by at least 5 years, and (3) you do not receive your distribution sooner or over a shorter period of time.

Distributions from the Plan of Company Matching Credits	All Company matching credits in your EDP account (including credits transferred to the EDP from the IDP or the Directors’ Plan) will be distributed in a lump sum payment following your separation from service (or six months after your separation from service if you are a specified employee).
Vesting

•      Your personal deferrals under the Plan are vested immediately.

•      Your Matching Credits vest at the same time you vest in the matching contributions under the Verizon Savings Plan for Management Employees or the Verizon Business Savings Plan for Management Employees.

•      Your Matching Credits will also vest if (1) your employment is involuntarily terminated without cause, (2) you become disabled, (3) you die, or (4) there is a change in control of Verizon.

•      Any other Company credits transferred to the EDP from another plan (including Retirement Credits transferred from the IDP) will vest according to the vesting schedule in place under the other plan at the time of the transfer.

*	This Table is a brief summary of the EDP’s terms, which are set forth in the remainder of this booklet.

December 2008	Page 3

VERIZON EXECUTIVE DEFERRAL PLAN

Participating in the Plan

You can participate in the Plan on either an “active” or an “inactive” basis. The principal difference between the two is that, as an “active” participant, you can make deferrals into your EDP account and you are eligible to receive Matching Credits. As either an “active” or “inactive” participant, you can invest your EDP account in the hypothetical investment options available under the Plan and elect when you will receive distributions of the balance in your Plan account.

ACTIVE PARTICIPATION

If you were a director level employee or above (“Eligible Participant”) or a non-employee member of the Company’s Board of Directors (the “Board”) on January 1, 2005, you automatically became an active participant in the Plan on that date if you were deferring compensation at that time. If you are not an Eligible Participant and are hired or promoted to an Eligible Participant position or became a non-employee member of the Company’s Board of Directors after January 1, 2005, you will automatically become an active participant in the Plan on the date you become an Eligible Participant or a non-employee member of the Board and elect to defer compensation. Once you become an active participant, you will remain an active participant eligible for the Plan provisions applicable to Eligible Participants for as long as you are an Eligible Participant or a non-employee member of the Board and have made an election to defer compensation.

INACTIVE PARTICIPATION

You will become an inactive participant if your employment with the Company ends, if you decide not to defer any compensation under the Plan if you are demoted below the status of director or any equivalent level, if you cease to be a non-employee member of the Board or if you die. Once you become an inactive participant, you will remain an inactive participant as long as you have a positive balance in your EDP account or until you become an active participant again.

December 2008	Page 4

VERIZON EXECUTIVE DEFERRAL PLAN

Your Account Balance

YOUR BEGINNING BALANCE

Depending on the circumstances under which you became an active participant, you might have a beginning balance in your EDP account.

If you participated in the Verizon Income Deferral Plan (IDP) or the Verizon Deferred Compensation Plan for Non-Employee Directors (Directors’ Plan) prior to January 1, 2005, any unvested benefit under those plans was transferred to the EDP and credited to your EDP account as a beginning balance. (As noted in “Effect on Other Benefit Plans” beginning on page 16, you will no longer be eligible under the transferor plan for a benefit based on the amounts transferred to the EDP.) Any amounts that were transferred from another plan to the beginning balance in your EDP account will be characterized as “Personal Deferral Credits,” “Company Matching Credits,” or “Retirement Credits” (as defined below) by the Plan administrator depending on the nature of those credits under the plan from which the amounts were transferred.

Amounts transferred to the Plan may be subject to various restrictions in addition to those described here. The Plan administrator will advise you if any such restrictions apply to any part of your EDP account.

ADDING TO YOUR BALANCE

The balance in your EDP account can increase while you are an active participant through your deferral of compensation into your EDP account and through Company Matching Credits that are added to your EDP account. As previously noted, the value of your account may also increase or decrease due to the performance of the hypothetical investments to which your account balance is allocated.

Your Deferral of Compensation

Personal Deferral Credits

The Internal Revenue Code limits the amount of your pay that can be treated as “compensation” under the Company’s “qualified” savings plan and “qualified” pension plan. The limit in 2009 is $245,000 and is subject to adjustment in future years. Any base salary you earn over this limit (as adjusted) is referred to under the Plan as “eligible base salary.”

As an Active Participant, you can elect to defer receipt of all or part of your eligible base salary or your director’s fees into your EDP account. In addition, you may defer all or part of your short-term incentive from the Short-Term Incentive Plan into your EDP account. You may also be able to defer receipt of certain other forms of compensation (including certain long-term incentive awards) if permitted by the Plan administrator.

December 2008	Page 5

VERIZON EXECUTIVE DEFERRAL PLAN

If you elect to defer compensation under the Plan, you waive your right to receive the amount deferred at the time it would otherwise be paid and agree instead to receive the deferred amount under the terms of the Plan.

Your deferrals of eligible base salary, short-term incentive, long-term incentive and/or directors’ fees are your “Personal Deferral Credits” under the EDP and the portion of your EDP account balance attributable to your Personal Deferral Credits, as adjusted to reflect investment performance, is your “Employee Balance” under the Plan.

Election to Defer Compensation

If you want to elect to defer all or part of your eligible base salary, short-term incentive, director’s fee, or other eligible compensation, your election must be made in accordance with any terms and conditions the Plan administrator may impose.

Eligible Base Salary and Directors’ Fees. An election to defer eligible base salary or a director’s meeting fees must be submitted during an annual enrollment period specified by the Plan administrator. This enrollment period will occur before the first day of the calendar year to which the election applies (generally in November or December of the year prior to the year in which the salary or fee is earned).

Your election will apply only to eligible base salary or a director’s fee earned in the year after the year in which you make the election and will not be renewed automatically for the following year. For example, your election during the 2008 enrollment period will apply only to eligible base salary or a director’s fee earned in 2009. In addition, you cannot change or revoke your election after December 31 (or after the last business day of December, if earlier than the 31st) of the year in which you make the election.

Long-Term Incentive Awards. The deferral election period for long-term incentive awards will be determined by the Plan administrator. The deferral election period for certain long-term incentive awards will occur during the year before the year in which the award is granted (usually corresponding to the annual enrollment period for eligible base salary). The deferral election period for certain long-term incentive awards may occur after the award is granted, but in no event later than the date that is six months before the end of the performance period applicable to the award and only if the award constitutes performance-based compensation for purposes of section 409A of the Internal Revenue Code. Deferral elections for long-term incentive awards granted during one year will not be automatically renewed and will not apply to awards granted in any other year. You cannot change or revoke your election after the end of the applicable deferral election period.

Short-Term Incentive Awards. To defer all or part of your performance-based short-term incentive, you must submit an annual election to the Plan administrator during the specified enrollment period, generally in May or June of the year in which the award is earned (that is, in the May or June immediately preceding the year in which the award would otherwise be paid). Performance-based short-term incentive deferrals are irrevocable after June 30 (or after the last business day in June, if earlier than the 30th). Your election will apply only to any short-term incentive award for the year for which the election applies and will not automatically apply to any award earned in the following year.

December 2008	Page 6

VERIZON EXECUTIVE DEFERRAL PLAN

Initial Eligibility. If you are not eligible to participate in the EDP and are promoted or hired into an eligible position, you will be provided a 30-day window beginning on the date you become an Eligible Participant to make a deferral election with respect to eligible base salary earned after you make your election. During this 30-day period, you may also be permitted to make a deferral election with respect to any short-term incentive awards or eligible long-term incentive awards granted during the year in which you become an Eligible Participant, but your election will apply only to a pro-rated portion of the award(s) (based on the performance period remaining at the time of your election relative to the total performance period). You cannot make a deferral election with respect to any long-term incentive awards granted prior to the year in which you become eligible to participate in the EDP. You will be treated just like all other participants for each subsequent year.

A newly eligible employee who does not submit a deferral election within 30 days of the effective date of hire or promotion will be considered to have elected not to defer any salary or incentive compensation for the year in which he or she was hired or promoted. This is true with respect to incentive awards even if you are hired or promoted before the applicable enrollment period.

If you become an Eligible Participant after transferring from a Company affiliate and you were already eligible to defer salary, long-term incentive awards, or short-term incentive awards, the initial eligibility rules described above will not apply to you. Instead, the deferral elections (or non-elections) you made with the Company affiliate will carry over. Those elections will continue to apply for salary for the year in which you become an Eligible Participant and for awards based on service for that year, even if the awards is based also on service in a later year or years. You will be treated just like all other participants for subsequent deferral elections.

If you participated in the EDP or another a deferred compensation plan of a Company affiliate, terminated your employment, and were rehired, special rules apply to determine whether you are considered to be newly eligible for the EDP. These rules will be applied in accordance with section 409A of the Internal Revenue Code and Treasury Regulation section 1.409A-2(a)(7).

Company Provided Credits

Matching Credits

If you elect to defer all or part of your eligible base salary and/or short-term incentive, you will receive additional credits in your EDP account when your Personal Deferral Credits are credited to your EDP account. These credits are known under the Plan as “Matching Credits,” and the balance of your EDP account attributable to Matching Credits, including any investment earnings (or minus any investment losses) on these credits, is known as your “Employer Balance.” Non-employee Directors are not eligible for Matching Credits.

December 2008	Page 7

VERIZON EXECUTIVE DEFERRAL PLAN

For each Plan year, your Matching Credits will be determined as follows:

The Company will add a “Matching Credit” to your account if you defer eligible base salary and short-term incentive under the Plan. You will automatically receive $1.00 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer.

You may also receive a Matching Credit of up to an additional $.50 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer. This discretionary match will be based on Company performance for the year. Thus, your total Matching Credit is potentially as high as $1.50 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer.

EXAMPLE. You have $50,000 in eligible base salary and earn a $100,000 short-term incentive in 2007. You defer 100% of your eligible base salary and 75% of your short-term incentive into your EDP account. For the year, you will have at least $134,000 in total credits in your EDP account, calculated as follows:

Personal Deferral Credits: $125,000 (100% of $50,000 plus 75% of $100,000); and

Matching Credits: $9,000 (Because you have deferred 6% of your total eligible base salary plus short-term incentive into your EDP account). In addition, you may receive an additional discretionary, performance-related match from the Company based upon the Company’s performance for the applicable year. This may provide you with up to an additional $4,500 in Matching Credits, depending upon the Company’s performance in that year.

Retirement Credits

Participants who were eligible to receive Retirement Credits under the IDP with respect to base salary and incentives earned in 2004 received those credits under the EDP in the early part of 2005. No Retirement Credits will be made with respect to base salary and incentives earned after 2004.

INVESTING YOUR ACCOUNT

Investment Options

You will be able to allocate your EDP account among the Plan’s hypothetical investment options as long as you are either an active or an inactive participant in the Plan. The hypothetical investment options available under the Plan mirror those available under the Verizon Savings Plan for Management Employees or the Verizon Business Savings Plan for Management Employees, whichever applies to you, and are subject to any restrictions imposed by the Verizon Savings Plan for Management Employees or the Verizon Business Savings Plan for Management Employees. In addition, you can allocate your EDP account to a “Moody’s” investment fund that provides a return that mirrors the yield on certain long-term, high-grade corporate bonds.

December 2008	Page 8

VERIZON EXECUTIVE DEFERRAL PLAN

Allocating Your Account Balance Among the Investment Options

When you first become a participant in the Plan, your initial EDP account balance (if you have one as discussed under “Your Beginning Balance” on page 5) will be allocated in the same manner the credits were allocated in the IDP or the Directors’ Plan. Thereafter, you may elect (or change an existing election) at any time to allocate all or any part of your existing or new Personal Deferral Credits to any of the hypothetical investment options available under the Plan. However, as noted above and under “Your Beginning Balance” on page 5, special rules apply with respect to certain restricted amounts in your EDP account. If, upon becoming an active participant, you do not make an election with respect to your Personal Deferral Credits, those credits will be invested in the “Moody’s” investment fund until you make a valid election.

All of your Matching Credits will be allocated to the Verizon Shares Fund, a hypothetical investment option that mirrors the return on the Company’s common stock. If you have at least one year of service with Verizon, you may qualify for the two diversification rules associated with the Matching Credits:

Beginning at age 50 you may elect to transfer up to 50% of your Matching Credits out of the Verizon Shares Fund to any of the other hypothetical investment funds offered under the Plan.	Beginning at age 55 you may elect to transfer up to 100% of your Matching Credits out of the Verizon Shares Fund to any of the other hypothetical investment funds offered under the Plan.

Exchange Restrictions on Funds

The exchange restrictions that apply to the hypothetical investment funds in the EDP are the same as the exchange restrictions provided for in the Verizon Savings Plan for Management Employees or the Verizon Business Savings Plan for Management Employees, whichever applies to you.

December 2008	Page 9

VERIZON EXECUTIVE DEFERRAL PLAN

Distributions from the Plan

MAKING AN ELECTION

At the time that you elect to defer your eligible base salary, eligible long-term incentive award, or short-term incentive award, as applicable, you must also elect how and when you would like these deferred amounts to be paid—this is called class year accounting.

How You Receive Your Payment. You may elect one of the following distribution forms with respect to each class year of deferrals:

•	One lump sum payment; or

•	Annual installments (between 2 and 20 years).

If you elect to receive annual installments, the amount of each installment payment will be equal to a fraction of your account balance on the December 31 immediately preceding the date of distribution, the numerator of which is one and the denominator of which is the number of installments payments remaining (including the installment payment in question). The final installment will be the remaining balance in your account. For example, if you choose to have your deferral of eligible base salary for 2008 distributed in three installments beginning in 2012, the installments will be paid as follows:

•	2012: 1/3 of your account balance as of December 31, 2011.

•	2013: 1/2 of your account balance as of December 31, 2012.

•	2014: The remainder of your account.

When You Receive Payment. You can elect to receive your benefit

•	At separation from service (subject to a six-month delay if you are a specified employee) or

•	On a specified date.

If you elect to receive a distribution at separation from service, the lump sum payment or first annual installment, as applicable, will be paid within 60 days following separation from service, unless you are a specified employee on the date of your separation from service. If you are a specified employee, the lump sum payment (or first annual installment, as applicable) will be paid on the date that is six months from the date of your separation from service.

If you elect to receive a distribution based on a specified date, you may not elect a distribution date that is earlier than 2 years following the year the full deferral was credited to your account. If you elect to receive annual installments based on a specified date, the date you specify will be the date when the first installment is paid.

December 2008	Page 10

VERIZON EXECUTIVE DEFERRAL PLAN

If you elect annual installments, each subsequent installment will be paid on the anniversary of the first installment payment.

CHANGING AN ELECTION

If you elect to receive a distribution based on a specified date, you can make a subsequently elect to change your prior election with respect to a class year of deferrals, provided that (1) you make the change at least 12 months prior to the originally scheduled distribution date (the date of the first payment in the case of installments), (2) you delay the date you would have otherwise received each distribution by at least 5 years, and (3) you do not elect to receive your distribution sooner or over a shorter period of time than was specified by your prior election.

If you have elected to receive a distribution as of a specific date, you cannot change that election to receive payment at separation from service. Please keep these rules in mind when you are making your initial elections.

EXAMPLE. You have elected to receive your eligible base salary deferred in 2007 in two annual installments beginning on January 1, 2010. On December 1, 2009, you submit a new election to receive your eligible base salary deferred in 2007 in a lump sum on January 1, 2013. Because you did not submit this new election at least 12 months prior to the date the distributions were scheduled to begin and because you have attempted to change from installments to a lump sum, your new election is invalid, and you will receive your first installment in January 2010. You will receive your second installment in January 2011 because you cannot change your distribution election once your benefit is in pay status and because you cannot change from installments to a lump sum.

If you attempt to modify your election and all or any part of your new election is invalid, any valid election in effect immediately before you submitted the modification will continue to remain in effect. If there is no valid election in effect, the default rules discussed below under “Default Form and Timing of Payments” will apply.

DEFAULT FORM AND TIMING OF PAYMENTS

If you do not have a valid election to receive payments of all or any part of your vested EDP account, you will receive payments of your vested EDP account balance (or the part of your EDP account for which no valid election has been made) in a lump sum within 60 days after the date on which you separate from service with the Company (or on the date that is six months after the date you separate from service if you are a specified employee).

December 2008	Page 11

VERIZON EXECUTIVE DEFERRAL PLAN

PAYMENT OF COMPANY MATCHING CREDITS

All vested Company Matching Credits will be distributed in a lump sum within 60 days after the date you separate from service (or six months after the date you separate from service if you are a specified employee).

SPECIAL RULES

Twenty-Year Limit on Initial Payment Dates

Your vested Plan benefits must begin to be paid no later than 20 years after your employment with the Company (and its affiliates) ends. This could affect your benefit payments in the following ways:

•

If you elect to receive all or part of your Plan benefit in a single lump sum on a specific date and the date you elect is more than 20 years after the date your employment with the Company (and its affiliates) ends, you will be deemed to have elected to receive the lump sum 20 years from the date your employment ends;

•

If you elect to receive all or part of your Plan benefit in annual installments and the date you elect to commence installments is more than 20 years after the date your employment with the Company (and its affiliates) ends, you will be deemed to have elected to commence installments 20 years from the date your employment ends.

Special Rule for Distributions Upon Separation From Service

If you elect to commence payments upon separation from service (or are subject to the default rule regarding the form and timing of payments) and you separate from service during the first 12 months after you submit your election, you will receive a lump sum distribution (or the first annual installment, as applicable) on the later of (1) the date such distribution or installment would be paid under the rules described above and (2) the date that is 12 months from the date your submit your election.

Any payment that is to be made on account of your separation from service cannot be made until you separate from service with the Company and its affiliates. If you transfer from the Company to an affiliate, you will generally not be considered to have separated from service.

Specified Employees

The Plan administrator will determine whether you are a specified employee for purposes of the EDP.

Special Rules that Apply at Disability

If you become disabled before your employment with Verizon (and its affiliates) ends, you will receive your Plan benefit according to the terms of any valid election made in accordance with the general terms of the Plan then in effect or, if applicable, under the rules discussed in “Default Form and Timing of Payments” on page 11.

December 2008	Page 12

VERIZON EXECUTIVE DEFERRAL PLAN

If you become disabled after your employment with Verizon (and its affiliates) ends, you may change your election regarding the form and timing of your Plan payments only in accordance with the otherwise applicable terms of the Plan.

Special Rules that Apply at Death

At time of death, your beneficiary will receive a lump sum payout of any unpaid portion of your account within 60 days after your death.

Your beneficiary or beneficiaries will not be permitted to name their own beneficiaries or to change the form or timing of the benefit payments that they will receive.

Hardship Payments

You may at any time request payment of all or part of your Personal Deferral Credits if you can demonstrate to the Plan administrator that you have incurred unusual, extraordinary expenses as the result of hardship. The maximum amount that you can withdraw under these circumstances is the amount necessary to relieve the hardship or financial emergency on which the request is based, which may include amounts necessary to pay any Federal, State, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

The Plan administrator is required by law to impose significant limitations on the circumstances that qualify as a hardship or financial emergency under the Plan. Generally speaking, to qualify for a distribution of your Personal Deferral Credits, you must demonstrate to the Plan administrator that you have incurred a severe financial hardship resulting from an illness or accident of you, your spouse, beneficiary, or dependent; loss of your property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider.

The Plan administrator will determine in its sole discretion whether you are eligible to receive a distribution, and the amount you are eligible to withdraw. A distribution may not be made to the extent that the hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the your assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan, and the hardship must constitute an “unforeseeable emergency” as determined under section 409A(a)(2)(A) of the Internal Revenue Code.

December 2008	Page 13

VERIZON EXECUTIVE DEFERRAL PLAN

Vesting and Other Issues

VESTING

“Vesting” refers to your right to the balance in all or part of your EDP account.

Your Employee Balance

You are always 100% vested in your Personal Deferral Credits, unless you and the Company have a written agreement providing that part of your Personal Deferral Credits will vest on a different schedule.

Your Employer Balance

You will be fully vested in your Matching Contribution upon the earliest to occur of the following:

•

Your account in the Verizon Savings Plan for Management Employees or the Verizon Business Savings Plan for Management Employees is fully vested, which usually occurs after three years of service with Verizon;

•	Your employment with the Company or its affiliates is involuntarily terminated without cause;

•	You become disabled or die while employed with the Company or its affiliates; or

•	There is a change in control of Company, as determined by the Plan administrator under the terms of the Plan while you are employed by the Company and its affiliates.

You will vest in any employer credits transferred to the EDP under the terms of the plan from which those amounts were transferred. In addition, you will vest in any Retirement Credits received with respect to 2004 salary and bonuses under the vesting provisions of the IDP applicable to Retirement Credits. Note: If you are retirement eligible or become retirement eligible under the terms of the Verizon Management Pension Plan, all Retirement Credits will be fully vested on such date.

FORFEITURE

You can never forfeit your Personal Deferral Credits or your vested Matching Credits. However, if you resign from the Company and its affiliates or if you are terminated for cause, you will forfeit any unvested credits in your account. Notwithstanding anything in this Plan to the contrary, and to the extent permitted by governing law, the Plan Administrator may offset amounts contained in your account in order to satisfy any unpaid obligation or debt you have to the Company or to satisfy any liabilities that occur with respect to the Company’s restatement of financial results based upon your willful misconduct or gross negligence.

December 2008	Page 14

VERIZON EXECUTIVE DEFERRAL PLAN

In addition, the IDP rules regarding forfeitures due to violations of non-competition and non-solicit covenants continue to apply to unvested Retirement Credits transferred from the IDP and to Retirement Credits provided under the EDP with respect to salary and incentives earned in 2004.

December 2008	Page 15

VERIZON EXECUTIVE DEFERRAL PLAN

Miscellaneous Matters

PLAN ADMINISTRATION

The Plan administrator is the most senior Human Resources officer of the Company, which will generally be the Executive Vice President—Human Resources. However, if you are an “insider” for purposes of certain securities laws, the Plan administrator is the Human Resources Committee of the Company’s Board of Directors. The Plan administrator has full discretionary authority and responsibility to administer and interpret the Plan, and has the discretion to charge participants for reasonable Plan administration expenses. All decisions of the Plan administrator are final and controlling for purposes of the Plan.

AMENDMENT AND TERMINATION

The Company intends to operate the Plan indefinitely. However, the Company has the right to amend or terminate the Plan at any time as long as (except with respect to certain changes in the law) no amendment or termination adversely affects the present dollar value of the vested balance in your EDP account at the time the amendment is adopted or the Plan is terminated. In addition, for five years following a change in control of Verizon, no amendment may adversely affect your rights under the Plan other than your right to future Matching Credits.

EFFECT ON OTHER BENEFIT PLANS

By participating in the Plan, you agree that the Plan will provide all of your Company-sponsored non-qualified deferred compensation benefits earned or vested since January 1, 2005. You will no longer be eligible to make personal contributions or receive company contributions under the Verizon Income Deferral Plan or the Directors’ Plan.

However, amounts you deferred into the IDP or Directors’ Plan that were vested on or before December 31, 2004, and were not transferred to the EDP will remain in the IDP or Directors’ Plan and subject to the applicable provisions of those plans as they may be amended from time to time. Amounts you deferred into the IDP or Directors’ Plan that were not vested on or before December 31, 2004, and were transferred to the EDP as of January 1, 2005, will be subject to the terms of the EDP and not subject to the terms of the IDP or Directors’ Plan after December 31, 2004.

If you cease to be an Eligible Participant during a calendar year, your deferral elections for that year (if any) will apply for the remainder of that year to (1) your eligible base salary and (2) any short-term incentive awards for which you become eligible upon ceasing to be an Eligible Participant and which the Plan administrator determines must be subject to your deferral election in order to comply with section 409A of the Internal Revenue Code.

December 2008	Page 16

VERIZON EXECUTIVE DEFERRAL PLAN

PLAN ACCOUNTS AND HYPOTHETICAL INVESTMENTS

Your EDP account is a bookkeeping account. That is, your Employee Balance and your Employer Balance are maintained for bookkeeping purposes only. The Plan does not have any funds or assets.

Similarly, the investments referred to in the Plan are hypothetical in nature. Because your EDP account is only hypothetical, the Plan administrator will not necessarily make any actual investments in accordance with the Plan or your instructions. Nonetheless, the Plan administrator will track the performance of the investments that correspond to the hypothetical investments in your EDP account, and the value your EDP account will be adjusted to reflect the gains (and losses) of the investments corresponding to the hypothetical investments in your account.

NO PLAN ASSETS OR TRUST

Unlike the Verizon Savings Plan for Management Employees and the Verizon Business Savings Plan for Management Employees and the Verizon Management Pension Plan, the EDP is not funded and has no trust or assets to secure your benefits. (If the EDP were funded by a trust, you would be subject to immediate income tax on your vested Plan benefits, even though you would not receive your vested Plan benefits until some future date— possibly many years in the future.) Consequently, in the event that the Company becomes bankrupt, you will only be a general, unsecured creditor of the Company with respect to the balance in your EDP account, and you may not receive all of your EDP benefits.

ASSIGNMENT AND ALIENATION

In general, your rights under the Plan may not be assigned or pledged. However, the Plan will recognize and abide by the terms of certain domestic relations orders. In addition, notwithstanding anything in this Plan to the contrary, and to the extent permitted by governing law, the Plan Administrator may offset amounts contained in your account in order to satisfy any unpaid obligation or debt you have to the Company or to satisfy any liabilities that occur with respect to the Company’s restatement of financial results based upon your willful misconduct or gross negligence.

WITHHOLDING AND OTHER TAX CONSEQUENCES

Your employer has full authority to withhold any taxes (including employment taxes) applicable to amounts deferred from your compensation, credits made to your EDP account, or payments of your Plan benefit. All deferrals and company match to the EDP are subject to FICA taxes (Medicare and Social Security up to annual limits).

CONTINUED EMPLOYMENT

Nothing in the Plan confers on you the right to continue in the employment or service of the Company or to receive an annual base salary of any particular amount.

December 2008	Page 17

VERIZON EXECUTIVE DEFERRAL PLAN

COMPLIANCE WITH LAW

The Plan will be interpreted and construed in favor of it meeting the applicable requirements of section 409A of the Internal Revenue Code (“Section 409A”). The Company, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A. Despite the foregoing, the Company will not guarantee any particular tax effect to any person of participation in the Plan. In any event, and except for tax withholding obligations, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

CLAIMS

If you believe you are entitled to have received benefits but you have not received them, you must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treasury Regulation section 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless you provide notice to the Plan administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Code Section 409A, and unless, if not paid, you takes further enforcement measures within 180 days after such latest date.

December 2008	Page 18